Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of up to 3,284,510 shares of common stock of Chaparral Steel Company pursuant to the provisions of the Chaparral Steel Company Amended and Restated 2005 Omnibus Equity Compensation Plan, of our report dated July 19, 2006, with respect to the consolidated financial statements of Chaparral Steel Company and subsidiaries included in its Annual Report (Form 10-K) for the year ended May 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

September 5, 2006